MARINEMAX REPORTS FIRST QUARTER FISCAL 2017 RESULTS
~ Revenue Grew Over 33% Year-Over-Year to $227 Million ~
~ 28% Same-Store Sales Growth Year-Over-Year ~
~ December Quarter Pretax Earnings More Than Tripled ~
~ Company Increases Full Year 2017 Guidance ~

CLEARWATER, FL, January 24, 2017 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, today announced results for its first quarter ended December 31, 2016.

Revenue grew more than 33% to $226.9 million for the quarter ended December 31, 2016 from $169.5 million for the comparable quarter last year. Same-store sales increased 28%, building upon the 8% same-store sales growth in the same period last year. The December quarter is typically the Company’s smallest revenue quarter of the year and is usually a loss quarter for most marine dealers, including MarineMax. The Company produced a profitable first quarter with net income of $2.6 million or $0.11 per diluted share for the quarter ended December 31, 2016, compared to $688,000 or $0.03 per diluted share for the comparable quarter last year.

William H. McGill, Jr., Chairman, President, and Chief Executive Officer stated, “We could not be more excited about our results as our team produced another quarter of extraordinary revenue and earnings growth. Our strong same-store sales growth was supported by an increase in larger yacht sales, which traditionally carry lower gross margins, impacting our consolidated margins. Historically, when this has occurred, we get good operating expense leverage, resulting in strong earnings growth, like we experienced this quarter. This is the third consecutive year MarineMax has delivered a profitable first quarter, due in large part to the continued enthusiasm our team has for ensuring our customers are enjoying the boating lifestyle through the great products and new models we offer.”

Mr. McGill continued, “In addition to the strong start to the year, we have positioned MarineMax to benefit from an enhanced presence in the strong Southeastern boating region of North and South Carolina along with Georgia as a result of the recent acquisition of Hall Marine. This acquisition complements our successful 2016 acquisition of Russo Marine in the New England area. Beyond the enhanced opportunities to increase market share, we have added considerable talent to our team through these acquisitions. As we enter the important boat show season, consumer confidence remains near recent highs, our backlog remains above last year and we have more new models for our team to sell and deliver. This provides us with growing confidence as we look out to the remainder of 2017. With our passionate team, ongoing innovative new products and a substantial balance sheet, MarineMax should continue to build on its market share gains as we move ahead.”

2017 Guidance Updated
Based on current business conditions, retail trends and other factors, the Company is raising its annual guidance expectations for fully taxed earnings per diluted share to be in the range of $1.14 to $1.24 for fiscal 2017 from its previous guidance of $1.04 to $1.14. These expectations do not take into account, or give effect for, future material acquisitions that may be completed by the Company during the fiscal year or other unforeseen events.

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About MarineMax
Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Azimut Yachts, Ocean Alexander, Galeon, Grady-White, Harris, Bennington, Crest, Scout, Sailfish, Sea Pro, Sportsman, Scarab Jet Boats, Yamaha Jet Boats, Aquila, and Nautique, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 62 retail locations in Alabama, California, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s anticipated financial results for the first quarter ended December 31, 2016; the benefit to the Company of its enhanced presence in North and South Carolina and Georgia; the Company’s confidence that it is well positioned for fiscal 2017 to capture additional market share and the Company’s fiscal 2017 guidance. These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, general economic conditions, as well as those within our industry, the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, the continued recovery of the industry, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2016 and other filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
	Michael H. McLamb	Brad Cohen
	Chief Financial Officer	ICR, LLC.
	Abbey Heimensen	203.682.8211
	Public Relations	bcohen@icrinc.com
MarineMax, Inc. 727.531.1700

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

Three Months Ended December 31,
	2016	2015
Revenue	$226,875	$169,537
Cost of sales	173,737	127,923

Gross profit	53,138	41,614
Selling, general, and
administrative expenses	47,095	38,951

Income from operations	6,043	2,663
Interest expense	1,569	1,227

Income before income tax provision	4,474	1,436
Income tax provision	1,831	748

Net income	$2,643	$688

Basic net income per common share	$0.11	$0.03

Diluted net income per common share	$0.11	$0.03

Weighted average number of common
shares used in computing net income
per common share:
Basic	24,249,739	24,213,134

Diluted	24,923,125	24,742,330

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	December 31,	December 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$37,079	$25,159
Accounts receivable, net	22,954	15,900
Inventories, net	363,622	326,369
Prepaid expenses and other current assets	5,713	12,222

Total current assets	429,368	379,650
Property and equipment, net	123,547	98,823
Other long-term assets, net	13,378	5,376
Deferred tax assets, net	19,839	32,181

Total assets	$586,132	$516,030

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,481	$8,882
Customer deposits	22,771	12,970
Accrued expenses	22,426	15,692
Short-term borrowings	213,510	187,516

Total current liabilities	268,188	225,060
Long-term liabilities	2,414	625

Total liabilities	270,602	225,685
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	26	26
Additional paid-in capital	243,814	236,134
Retained earnings	105,855	81,318
Treasury stock	(34,165)	(27,133)

Total stockholders’ equity	315,530	290,345

Total liabilities and stockholders’ equity	$586,132	$516,030

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